CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS THIRD QUARTER FISCAL 2008 RESULTS
~ Company Takes Non-Cash Charge for Intangible Asset Impairment ~
~ Same-Store Sales Declined Approximately 27% ~

CLEARWATER, FL, July 31, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third quarter ended June 30, 2008.

Revenue was $271.3 million for the quarter ended June 30, 2008 compared with $379.8 million for the comparable quarter last year. Same-store sales declined approximately 27% compared with a 9% decrease in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base declined by $10.3 million.

The net loss for the third quarter of fiscal 2008 was $113.3 million, or $6.15 per share. As prescribed by SFAS No. 142, Goodwill and Other Intangible Assets, the Company concluded its goodwill and indefinite lived intangibles were impaired. Accordingly, the Company recognized a non-cash charge of $122.1 million, or approximately $6.33 per share, net of tax, including a valuation allowance related to deferred tax assets. This non-cash charge was a result of the fiscal third quarter decline in the Company’s market valuation and a continuation of difficult marine industry conditions.

Excluding the non-cash charge described above, earnings per diluted share was $0.18 for the three-month period ended June 30, 2008, using the Company’s historical tax rate of approximately 40%. This includes $0.03 per share arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities and a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps. The Company’s financial performance also reflects planned changes to its team member benefit plans, which resulted in a $1.5 million reduction to its selling, general and administrative expenses for the quarter.

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The Company reported earnings per diluted share of $0.73 for the comparable quarter last year. The 2007 results included $0.05 per diluted share arising from the gains associated with the sale of the Company’s corporate plane and from insurance proceeds associated with damages to the Company’s Missouri facilities as well as $0.18 per diluted share for the settlement of certain tax positions under an initiative offered by one of the states in which the Company operates.

Revenue declined 23% to $719.8 million for the nine-month period ended June 30, 2008 from $940.6 million for the comparable period in fiscal 2007. Same-store sales declined 23% compared with a less than 1% decline in the year ago period. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base decreased $12.1 million.

Net loss for the nine months ended June 30, 2008 was $123.2 million, or $6.70 per diluted share, compared with net income of $13.4 million, or $0.70 per diluted share, for the comparable period last year. Excluding the non-cash impairment charge the net loss was $0.43 per share for the nine-month period ended June 30, 2008, using the Company’s historical tax rate of approximately 40%. This includes $0.03 per share arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities and a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps. The Company’s results for the nine-month period ended June 30, 2007 included $0.06 per diluted share, arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006, and the unusual items mentioned above.

For the three and nine months ended June 30, 2008, the Company’s same-store sales were adversely affected by the widely reported economic softness. The Company’s concentration in Florida and other markets that have been particularly impacted by the weak housing market has further hindered the Company’s performance.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “The marine industry, similar to many industries in the United States, is experiencing difficult conditions that continue to dramatically impact business. I am proud of our team’s extra efforts during the quarter; however, the soft economic environment led to disappointing results. We are continuing to take steps to further strengthen our balance sheet and reduce our operating costs including store consolidations. Our inventory levels fell seasonally from the end of the March quarter but came in slightly ahead of the third quarter last year due to the greater than expected sales decline. Accordingly, we are further reducing our expected purchases from manufacturers for the 2009 model year.”

Mr. McGill continued, “MarineMax has built a formidable balance sheet with over $257 million in tangible net worth. Our balance sheet strength helps us to not only weather this environment, but allows us to continue to support our efforts to grow our Company. We are confident that our unique customer-focused operating model and current cost-reduction initiatives will enable us to emerge as a leaner organization with even stronger growth prospects when the market turns. Furthermore, we are experiencing greater customer involvement and participation in our Getaway events validating that our customers are using their boats as much as ever as they enjoy the lifestyle of boating. Our business is cyclical but our customer’s passion for boating is not.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 87 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, MarineMax discloses pro forma or non-GAAP measures of net income and earnings per share. MarineMax believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the MarineMax GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our web site at www.marinemax.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, projected inventory purchases and operating cost reductions, Company performance compared with industry performance and long-term revenue and earnings growth and the positive effects of our balance sheet. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended			Nine Months Ended
June 30,			June 30,
	2008	2007	2008	2007
Revenue	$271,277	$379,780	$719,814	$940,585
Cost of sales	209,432	291,248	555,302	721,479

Gross profit	61,845	88,532	164,512	219,106
Selling, general, and administrative expenses	51,623	63,541	161,053	180,931
Goodwill and intangible asset
impairment charge	122,091	—	122,091	—

Income (loss) from operations	(111,869)	24,991	(118,632)	38,175
Interest expense	4,765	7,458	16,623	21,545

Income (loss) before income
tax provision (benefit)	(116,634)	17,533	(135,255)	16,630
Income tax provision (benefit)	(3,377)	3,636	(12,067)	3,187

Net income (loss)	$(113,257)	$13,897	$(123,188)	$13,443

Basic net income (loss) per common share	$(6.15)	$0.75	$(6.70)	$0.73

Diluted net income (loss) per common share	$(6.15)	$0.73	$(6.70)	$0.70

Weighted average number of
common shares used in computing
net income (loss) per common
share:
Basic	18,415,790	18,440,752	18,381,325	18,368,482

Diluted	18,415,790	19,034,148	18,381,325	19,086,507

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,600	$25,327
Accounts receivable, net	49,399	72,043
Inventories, net	515,302	491,656
Prepaid expenses and other current assets	8,641	9,241
Deferred tax assets	836	5,515

Total current assets	595,778	603,782
Property and equipment, net	117,669	118,447
Goodwill and other intangible assets, net	—	121,182
Other long-term assets	3,614	4,752

Total assets	$717,061	$848,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,434	$30,635
Customer deposits	8,994	28,578
Accrued expenses	27,682	30,716
Short-term borrowings	404,000	339,994
Current maturities of long-term debt	—	4,375

Total current liabilities	456,110	434,298
Deferred tax liabilities	—	11,774
Long-term debt, net of current maturities	—	27,542
Other long-term liabilities	3,745	2,484

Total liabilities	459,855	476,098
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2008 and 2007	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,421,204 and 18,747,176 shares issued and outstanding, net of shares held in treasury, at June 30, 2008 and 2007, respectively	19	19
Additional paid-in capital	176,364	165,785
Retained earnings	96,633	213,749
Accumulated other comprehensive income (loss)	—	75
Treasury stock, at cost, 790,900 and 336,300 shares held at June 30, 2008 and 2007, respectively	(15,810)	(7,563)

Total stockholders’ equity	257,206	372,065

Total liabilities and stockholders’ equity	$717,061	$848,163

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
GAAP net income (loss) as reported	$(113,257)	$13,897	$(123,188)	$13,443
Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	(116,531)	—	(115,290)	—
Non-GAAP proforma net income (loss)	$3,274	$13,897	$(7,898)	$13,443

GAAP diluted net income (loss) per common share	$(6.15)	$0.73	$(6.70)	$0.70

Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	(6.33)	—	(6.27)	—
Non-GAAP proforma diluted net income (loss) per common share	$0.18	$0.73	$(0.43)	$0.70

Common shares used in the calculations of diluted earnings per common share	18,415,790	19,034,148	18,381,325	19,086,507

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